                                  Exhibit 6.2
                                  -----------


                              OPERATING AGREEMENT

                                      OF

                              BIOSCIENCE, L.L.C.

          THIS OPERATING AGREEMENT of BIOSCIENCE, L.L.C., made as of the 25th day of February, 2000, by and between NUCYCLE THERAPY, INC., a New Jersey corporation having offices at 1 Deer Park Drive, Suite M, Monmouth Junction, New Jersey 08852 ("NUCYCLE"), and MANHATTAN DRUG COMPANY, INC., a New York corporation having offices at 225 Long Avenue, Building 15, P.O. Box 278, Hillside, New Jersey 07205 (hereinafter referred to as "MANHATTAN") (collectively referred to as the "Members" and individually as a "Member") (the "Agreement").

                              W I T N E S S E T H:
                              -------------------

          WHEREAS, the Members desire to form a limited liability company named BIOSCIENCE, L.L.C. (the "LLC"), and to cause a Certificate of formation (the "Certificate") to be filed in the office of the Secretary of the State of New Jersey establishing the LLC; and

          Whereas, MANHATTAN is in the business of developing vitamins and nutritional supplements; and

          Whereas, NUCYCLE is in the business of developing and producing nutritionally important materials derived from hydropanically grown plants for utilization in nutritional supplements; and

          WHEREAS, in light of the objective of maintaining control of the business within the Members, the Members believe it to be in the best interests of the LLC to place certain restrictions on a Member's ability to transfer its Interest; and

          WHEREAS, the Members have agreed as to the operation of the LLC and wish to set forth the terms and conditions thereof in this Agreement;

          NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows;
                                   ARTICLE I
                                   ---------

                                  DEFINITIONS
                                  -----------

          "Additional Capital Contribution" has the meaning assigned to such
          ---------------------------------
term in Section 7.4(b).

          "Additional Capital Contribution Priority Return" shall mean, with
          -------------------------------------------------
respect to any Member making an Additional Capital Contribution after the date hereof, an amount calculated at a rate per annum equal to the Base Rate on such Member's Unreturned Additional Capital Contribution for such Fiscal Year. For income tax purposes, the Additional Capital Contribution Priority Return shall neither be an expense of the LLC nor regarded as a "guaranteed payment" within the meaning of Code Section 707(c).

          "Appraised Value" shall mean the average value for the LLC determined
           ---------------
by three independent appraisers licensed to appraise businesses, who are experienced in valuing closely-held business operations. One appraiser shall be selected by each Member, and the third appraiser shall be selected by the two appraisers chosen as aforesaid.

          "Base Rate" shall mean a rate of interest equal to one (1) percentage
          -----------
point above the fluctuating annual rate of interest announced publicly by Citibank, N.A., in its New York City office, as its base rate, as the same may change from time to time.

          "Business" shall mean the development and worldwide marketing of
          ----------
vitamins and nutritional products.

          "Capital Account" of a Member shall mean the capital account of that
          -----------------
Member determined from the inception of the LLC in accordance with the rules set forth in Section 1.704-1(b)(2) of the Treasury Regulations.

          "Capital Items" means the net cash proceeds, if any, realized by the
          ---------------
LLC from borrowings by the LLC secured by a mortgage, deed of trust or other lien or security interest on, or a sale or other disposition by the LLC of, all or substantially all of the LLC's assets in a transaction treated as a Capital Transaction for Federal income tax purposes, after deducting all expenses related to such borrowing, sale or other disposition and any repayment of existing indebtedness from the proceeds thereof.

          "Capital Transaction" means a transaction resulting in Capital Items.
          ---------------------

          "Code" shall mean the Internal Revenue Code of 1986, as amended (or
          ------
any corresponding provision or provisions of succeeding law).

          "Contribution(s)" or "Capital Contribution(s)" shall mean the cash or
          ----------------------------------------------
other property contributed or to be contributed by the Members pursuant to
Article VII hereof.

          "Contributing Member" shall have the meaning given to such term in
          ---------------------
Section 7.5 hereof.

          "Fiscal Year" shall mean the period ending on December 31, 2000, and
          -------------
each successive twelve-month period thereafter during the term hereof.

          "Interest" shall mean as to a Member that percentage set forth
          ----------
opposite the Member's name on Exhibit A attached hereto.

          "LLC" shall have the meaning given to such term in the Preliminary
          -----
Statement.

          "Member Loan" shall have the meaning given to such term in Sections
          -------------
7.4(a) and 7.5(a) hereof.

          "Members" shall mean at any time the persons or entities owning
          ---------
Interests in the LLC or, with respect to any transfer of all or any portion of an Interest pursuant to Article X, the transferor of such Interest, unless and until the transferee thereof is admitted as a Member to the extent of the Interest transferred pursuant to Section 10.2. The current Members are the Persons listed on Schedule A.

          "Net Cash Flow" for any period shall mean (i) the cash receipts of the
           --------------
LLC derived from the sale of the Products of the LLC or otherwise (but excluding all Capital Contributions) in excess of operating expenses (including interest on indebtedness of the LLC, taxes and the like, but excluding those expenses paid for from Capital Contributions), less (ii) all payments made in amortization of indebtedness of the LLC (including Member Loans) when made from sources other than reserves previously deducted in determining Net Cash Flow, borrowings, or Capital Contributions, and less (iii) such amounts as the Members may require to maintain reasonable cash reserves and working capital, and less
(iv) amounts reinvested in the Business by the Members.

          "Net Income" and "Net Losses" shall mean, for each Fiscal Year of the
          -----------------------------
LLC or other period, an amount equal to the LLC's taxable income or loss for such Fiscal Year or other period, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss or deduction required to be separately stated pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

          (a) Any income of the LLC that is exempt from Federal income tax and not otherwise taken into account in computing Net Income or Net Losses shall be added to such taxable income or loss;

          (b) Any expenditures of the LLC described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Net Income or Net Losses shall be subtracted from such taxable income or loss; and

          (c) Any items which are specially allocated pursuant to Section 8.5 hereof shall not be taken into account in computing Net Income or Net Losses.

          "Non-Contributing Member" shall have the meaning given such Term in
          -------------------------
Section 7.5 hereof.

          "Person" shall mean any individual, partnership, corporation, trust,
          --------
limited liability company or other entity.

          "Tax Matters Partner" shall have the meaning given to such term in
          ---------------------
Section 11.5 hereof.

          "Term" shall have the meaning given to such term in Article IV hereof.
          ------

          "Tradename" shall mean the name selected by the Members for retail
           ---------
sales of vitamins and nutritional products.

          "Transfer" shall mean any disposition of an Interest in the LLC by a
          ----------
Member (including, without limitation, gifts, sales, assignments, pledges and encumbrances), whether voluntary or involuntary, or whether pursuant to court order or by operation of law. Any transfer of an interest, direct or indirect, in a Member or in any entity constituting such Member shall be deemed to be a Transfer of an Interest in the LLC by such Member.

          "Treasury Regulation(s)" means the regulations promulgated under the
          ------------------------
Code, as such Treasury Regulations may be amended from time to time (it being understood that all references to specific sections of the Treasury Regulations shall be deemed also to refer to any corresponding provisions of succeeding Treasury Regulations).

          "Unreturned Additional Capital Contribution" shall mean, with respect
          --------------------------------------------
to any Member the amount of such Member's Additional Capital Contributions, and thereafter (a) increased on an annual basis by the difference between the Additional Capital Contribution Priority Return and the amount distributed pursuant to Sections 8.1(a)(i) and 8.2(a) hereof in such Fiscal

Year, if any, and (b) decreased by amounts distributed under Sections 8.1(a)(ii) and 8.2(b) hereof.

                                   ARTICLE II
                                   ----------

                CONTINUATION, NAME, PRINCIPAL PLACE OF BUSINESS,
                ------------------------------------------------

                      REGISTERED OFFICE, REGISTERED AGENT
                      -----------------------------------

          2.1  FORMATION.  The LLC has been formed and continues under the
               ---------
Limited Liability Company Act of the State of New Jersey, to carry on the business purposes provided for herein.

          2.2  NAME.  The name of the LLC is BIOSCIENCE, L.L.C.
               ----

          2.3  PRINCIPAL PLACE OF BUSINESS.  The principal place of
               ---------------------------
business of the LLC shall be maintained at the offices of 225 Long Avenue, Hillside, New Jersey 07205. The LLC may relocate its office or have such additional offices as the Members may determine.

          2.4  REGISTERED OFFICE AND REGISTERED AGENT. The registered office of
               --------------------------------------
the LLC for purposes of service of process shall be 225 Long Avenue, Hillside, New Jersey 07205 and its registered agent at such address shall be Eric Friedman.

                                  ARTICLE III
                                  -----------

                                PURPOSES OF LLC
                                ---------------

          The LLC may conduct and be involved in any lawful business, activity or investment. Without limiting the generality of the foregoing, the LLC specifically may acquire, own, hold, improve, develop, transfer, dispose of, pledge, mortgage, deal in, and loan or borrow money upon, alone or in conjunction with others, real and personal property, tangible and intangible, of every kind, character and description, or any interest therein, and all kinds and forms of securities, shares of capital stock, scrip, bonds, debentures, coupons, mortgages, notes, bills of exchange, acceptances, assignments, patents, licenses, accounts, fees, evidences of indebtedness, obligations, trust certificates, interim receipts, warrants, and certificates issued or created by or being claims against any corporation, association, partnership, limited liability company, syndicate, entity, or person, or governmental, municipal or public subdivision, district, authority or agency, and do all things necessary and proper in connection therewith, and conduct and be involved in any other business necessary and relating to the foregoing.

                                   ARTICLE IV
                                   ----------

                                      TERM
                                      ----
          The LLC shall have perpetual existence (the "Term") unless sooner terminated as hereinafter provided or by operation of law.

                                   ARTICLE V
                                   ---------

                                    MEMBERS
                                    -------
          5.1  LIABILITY. The Members shall not be bound by, or be personally
               ---------
liable for, the losses, expenses, liabilities or obligations of the LLC.

          5.2  STATUS OF LLC INTEREST. The Interests in the LLC owned by the
               ----------------------
Members are fully paid and nonassessable.

          5.3  RIGHTS OF COMPETITION.  Subject to the provisions of that
               ---------------------
Confidentiality Agreement entered into between the Members on the date hereof, and except as hereinafter set forth below and in paragraph 9.2(d) hereof, each Member shall be free to engage in, conduct or participate in any business activity whatsoever, without liability to the Members or the LLC, even if such business or activity competes, directly or indirectly, with the business of the LLC; and any such activity shall not be deemed to be a business opportunity of the LLC nor shall any of the Members of the LLC be deemed to have any interest therein or rights to profits or other revenues therefrom. Notwithstanding anything hereinabove to the contrary, neither Member shall compete with the LLC or with any other Member in any business activity involving specific formulations of vitamins or nutritional supplements owned by the LLC.

                                   ARTICLE VI
                                   ----------

                                   MANAGEMENT
                                   ----------

          6.1  MANAGEMENT DECISIONS.  (a)  All Members may participate in
               --------------------
decisions affecting the day-to-day operations of the LLC. The day-to-day decisions of the LLC shall be made by Members owning a majority in Interests of LLC.
          (b) The Members agree to create a separate electronic commerce web site business to be owned by the LLC that will conduct business under a trade name agreed to by all Members.

          (c) The Members shall link their electronic commerce sites and information sites.

          6.2  DUTIES.  (a)  The Members will consult with respect to
               ------
establishment of product lines, tradenames, marketing and distribution strategies.
          (b) NUCYCLE will create a new information site to provide content and direct electronic visitors to electronic commerce sites.

          (c) MANHATTAN will market and sell for the account of the LLC the jointly developed products to retail outlets and other branded resellers.

          (d) MANHATTAN shall provide fulfillment services at the expense of the LLC for its separate electronic commerce site, if any.

          (e) MANHATTAN will list LLC products for sale on any electronic commerce site maintained by MANHATTAN or any of its affiliates.

                                  ARTICLE VII
                                  -----------

                  MEMBERS' CAPITAL CONTRIBUTIONS; WITHDRAWALS;
                  --------------------------------------------

                        ADDITIONAL CAPITAL CONTRIBUTIONS
                        --------------------------------
          7.1  CAPITAL ACCOUNTS. The LLC shall maintain a cash Method Capital
               ----------------
Account for each of the Members.

          7.2  CAPITAL CONTRIBUTIONS AND INTERESTS OF MEMBERS. (a) On the date
               ----------------------------------------------
hereof, the Members have contributed to the capital of the LLC the funds set forth on attached Exhibit A (hereinafter referred to as an "Initial Capital Contribution"). In addition, the Members shall contribute, at no cost to the LLC, the following to the LLC:

          (i) NUCYCLE shall supervise the development of an electronic commerce web site owned by the LLC for retail sales of vitamins and nutritional products on the internet using the Tradename.

          (ii) MANHATTAN shall develop the labels on behalf of the LLC for the products sold under the Tradename.

          (iii) MANHATTAN and NUCYCLE shall jointly develop the formulations of vitamins and nutritional products using chemicals derived from botanical sources, and all such formulations shall be owned by the LLC.

          (b) Notwithstanding the foregoing to the contrary, NUCYCLE shall be obligated to fund all third party costs and expenditures for the development of the electronic commerce web site for the LLC, which expenditures shall be treated as Additional Capital Contributions under Section 7.4 hereof.

          7.3  WITHDRAWALS AND DISTRIBUTIONS OF CAPITAL. A Member shall not be
               ----------------------------------------
entitled to withdraw any part of its Capital Account or to receive any distributions from the LLC except as specifically provided herein, and no interest shall be paid on the outstanding balance of a Member's Capital Account.

          7.4  ADDITIONAL CAPITAL CONTRIBUTIONS.  (a) Prior to requiring an
               --------------------------------
Additional Capital Contribution from the Members, the Members shall make a good faith effort to obtain the required funds from a third party lender on commercially reasonable terms and conditions. If unable to obtain third party financing, the Members may arrange for a loan to the LLC from any Member, upon such terms and conditions as lending Member and Members owning a majority in Interests may agree (a "Member Loan").

          (b) If Members owning a majority in Interests determine that any additional capital is required by the LLC, and the date required, the Members shall each be responsible for a portion of such additional capital contribution in the ratio of their respective Interests in the LLC (each an "Additional

Capital Contribution"). A Member may refuse to make such Additional Capital Contributions. In addition to the foregoing, the Members anticipate making expenditures on behalf of the LLC. Such expenditures must be approved by Members owning a majority in Interests. Such expenditures will be deemed Additional Capital Contributions at the end of each calendar month, and the Members shall make such Additional Capital Contributions as may be necessary by the end of the following calendar month to equalize their deemed Additional Capital Contributions. Except as provided in this Section 7.4, the Members shall have no further obligations to make Additional Capital Contributions to the LLC.

          7.5  FAILURE TO CONTRIBUTE. If any Member (the "Non-Contributing
               ---------------------
Member") fails to make any Additional Capital Contribution when due, the other Members (each a "Contributing Member") shall have the right, but not the obligation, to advance directly to the LLC the additional capital required from the Non-Contributing Member as a loan to the Non-Contributing Member (the "Member Loan"). Member Loans due to a Non-Contributing Member hereunder shall be repaid from all distributions (whether from Net Cash Flow or Capital Items) which the Non-Contributing Member would be entitled to receive but for this provision. (Such repayments shall first be applied to unpaid and accrued interest and then to the principal of such

Member Loan). It is understood, however, that if the Member Loan is not repaid from such distributions, the Non-Contributing Member shall be obligated to repay all unpaid principal of and accrued interest on such Member Loan upon dissolution of the LLC but only to the extent of such Non-Contributing Member's share of liquidation proceeds under Section 9.2. A Non-Contributing Member shall have no personal liability for the repayment of a Member Loan hereunder. All allocations relating to the distributions from the LLC paid to the maker of the Member Loan as a result of this Section 7.5 shall be allocated to the Non-Contributing Member.

          7.6  LOANS BY MEMBERS.  Member Loans to the LLC shall not be
               ----------------
considered contributions to the capital of the LLC and shall not increase the Capital Account of the lending Member, and the repayment of such loans shall not be deemed withdrawals from the capital of the LLC. Member Loans shall bear interest at the greater of (x) the Base Rate or (y) any interest paid by the Member on loans incurred by the Member to acquire capital to, in turn, loan to the LLC. Member Loans shall include all expenses attributable to such borrowings.

          7.7  NO RESTORATION OF NEGATIVE CAPITAL ACCOUNTS.  The Members shall
               -------------------------------------------
not be obligated to restore any negative balances in their Capital Accounts on liquidation of the LLC or at any other time.

                                  ARTICLE VIII
                                  ------------

                 DISTRIBUTIONS OF NET CASH FLOW; ALLOCATION OF
                 ----------------------------------------------

                 NET INCOME AND NET LOSSES; SPECIAL ALLOCATIONS
                 ----------------------------------------------

          8.1  DISTRIBUTION OF NET CASH FLOW. (a) Net Cash Flow shall be
               -----------------------------
distributed to the Members on not less than an annual basis, in the following manner:

          (i) First, to each Member who has made an Additional Capital Contribution, the amount, if any, equal to such member's Additional Capital Contribution Priority Return, pro rata, in accordance with the respective amounts of all Additional Capital Contribution Priority Returns of all Members, provided that the distribution under this paragraph shall not exceed fifty (50%) percent of the Net Cash Flow in any Fiscal Year;

               (ii) Second, to each Member who has made an Additional Capital Contribution, the amount, if any, required to provide such Member with his Unreturned Additional Capital Contribution, pro rata, in accordance with the respective amounts of all Unreturned Additional Capital Contributions of all Members, provided that the distribution under this paragraph shall not exceed the difference of fifty (50%) percent of the Net Cash Flow in any Fiscal Year, reduced by the amount distributed pursuant to the immediately preceding paragraph (i);

               (iii) Third, to the Members in proportion to their respective Interests in the LLC.

          (b) The amounts distributable pursuant to this Section 8.1 are to be determined on a Fiscal Year basis and amounts distributed more frequently are for convenience only and are not controlling as to the total amounts to be distributed to a Member for the applicable Fiscal Year of the LLC. In the event any Member receives any distributions under this Section 8.1 which are in excess of the amount to which such Member would be entitled if distributions had been made annually, then an amount equal to such excess distribution shall be repaid to the LLC by the Member who received such excess distribution promptly after the amount of such excess distribution becomes known, and shall then be redistributed to the Members entitled to receive such excess amount. Without limiting any other rights which the other Members may have, if a Member does not repay an excess distribution as above provided, future distributions to that Member shall be reduced until an amount equal to the excess distribution, together with interest at a rate per annum equal at all times to the Base Rate, shall have been so withheld.

          8.2  DISTRIBUTION OF CAPITAL ITEMS.  Capital Items shall be
               -----------------------------
distributed to the Members in the discretion of the Members, in the following manner:
          (a) First, to each Member who has made an Additional Capital Contribution, the amount, if any equal to such Member's Additional Capital Contribution Priority Return, pro rata, in accordance with the respective amounts of all Additional Capital Contribution Priority Returns of all Members, reduced by prior distributions of Net Cash Flow for such Fiscal Year under Section 8.1(a)(ii) hereof;

          (b) Second, to each Member who has made an Additional Capital Contribution, the amount, if any, required to provide such member with his Unreturned Additional Capital Contribution, pro rata, in accordance with the respective amounts of all Unreturned Additional Capital Contributions of all Members;
          (c) Third, to the Members in proportion to their Interests in the LLC.

          8.3. ALLOCATION OF NET INCOME.  Except as set forth in Section
               ------------------------
8.6 hereof, Net Income shall be allocated to the Members in the following manner:
          (a) First, to each Member who has made an Additional Capital Contribution in an amount, if any, equal to the aggregate of distributions made to such Member(s) pursuant to Sections 8.1(a)(i) and 8.2(a) hereof for such Fiscal Year, and to the extent allocations were insufficient for any prior Fiscal Year, to such Member(s) for all prior Fiscal Years.

          (b) Second, the balance, if any, to the Members in accordance with their Interests.

          8.4  ALLOCATION OF NET LOSSES.  Except as set forth in Section
               ------------------------
8.5 hereof, Net Losses shall be allocated to the Members in accordance with their Interests in the LLC.

          8.5  SPECIAL ALLOCATIONS
               -------------------

          (a)  Negative Capital Accounts.  If the allocation of any Net Loss of
               -------------------------
the LLC for any Fiscal Year of the LLC pursuant to Section 8.4 would cause a Member to further decrease a negative Capital Account balance (determined after making appropriate adjustments to reflect (A) all distributions, allocations, and contributions made during such Fiscal Year of the LLC and (B) reasonably expected allocations of loss and deduction and reasonably expected adjustments and distributions within the meaning of Treasury Regulation Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6)) which exceeds such Member's share of the LLC's Minimum Gain at the end of such Fiscal Year of the LLC, then the portion of such Net Loss that would have such result shall instead be specially allocated to the other Members to the extent of such other Members' positive Capital Account balances, if any (determined before such special allocation but after all adjustments to such other Members' Capital Accounts for such Fiscal Year of the LLC and after adjustment for any reasonably expected adjustments, allocations and distributions described above).

          (b)  Qualified Income Offset.  In the event that any Member
               -----------------------
unexpectedly receives any adjustments, allocations or distributions described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6) which causes or increases a deficit in such Member's Capital Account (in excess of any amount of such deficit that the Member may be obligated to restore in accordance with this Agreement and any amendments hereto and determined after making appropriate adjustments to reflect all distributions, allocations, and contributions made during such Fiscal Year) as of the end of such Year of the LLC to which such allocation, distribution or adjustment relates, then such Member shall be allocated, prior to any other allocation required by this Article VIII (other than Section 8.5(a)), income and gain in the amount and proportions necessary to eliminate, to the extent required by the Treasury Regulations under Code Section 704, such excess deficit as quickly as possible, provided that an allocation pursuant to this Section 8.5(b) shall be made only if and to the extent that such Member would have a deficit in its Capital Account after all other allocations provided for in this Section 8.5 have been made tentatively as if this Section 8.5(b) were not in this Agreement.

          (c)  Gross Income Allocation.  In the event any Member has a deficit
               -----------------------
Capital Account at the end of any Year of the LLC which is in excess of the sum of (i) the amount such Member is obligated to restore pursuant to any portion of this Agreement, and (ii) the amount such Member is deemed to be obligated to restore pursuant to the penultimate sentences of Treasury Regulation Sections 1.704-2(g)(1) and 1.704-2(i)(5), each such Member shall be specially allocated items of LLC income and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this Section 8.5(c) shall be made only if and to the extent that such Member would have a deficit Capital Account in excess of such sum after all other allocations provided for in this Article VIII have been made as if Section 8.5(b) hereof and this Section 8.5(c) were not in this Agreement.

          (d)  (i)  LLC Minimum Gain Chargeback.  Except as otherwise provided
                    ---------------------------
in Section 1.704-2(f) of the Regulations, notwithstanding any other provision of this Section 8.5, if there is a net decrease in LLC Minimum Gain during a Year of the LLC, each Member shall be specially allocated, before any other allocation under this Section 8.5, items of LLC income and gain for such Year of the LLC (and, if necessary, subsequent years) in proportion to and to the extent of an amount equal to such Member's share of the net decrease in LLC Minimum Gain determined in accordance with Regulation Section 1.704-2(g)(2). This
Section 8.5(d)(i) is intended to comply with, and shall be interpreted consistently with, the "minimum gain chargeback" provisions of Regulation Section 1.704-2(f).

          (ii)  Member Minimum Gain Chargeback.  Except as otherwise provided in
                ------------------------------
Treasury Regulation Section 1.704-2(i)(4), notwithstanding any other provision of this Article VIII, if there is a net decrease in Member Nonrecourse Debt Minimum Gain attributable to a Member during any Fiscal Year of the LLC, each Member who has a share of the Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Treasury Regulation Section 1.704-2(i)(5), shall be specially allocated items of LLC income and gain for such Fiscal Year of the LLC (and, if necessary, subsequent Fiscal Years of the LLC) in an amount equal to such Member's share of the net decrease in Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Treasury Regulation Section 1.704-2(i)(4). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Treasury Regulation Sections 1.704-2(f)(6) and 1.704-2(j)(2). This Section 8.6(d)(ii) is intended to comply with the minimum gain chargeback requirement in Section 1.704-2(i)(4) of the Regulations and shall be interpreted consistently therewith.

          (e)  Nonrecourse Deductions.  Nonrecourse Deductions for any Fiscal
              ----------------------
Year of the LLC shall be specially allocated among the Members in proportion to their Interests in the LLC.

          (f)  Member Nonrecourse Deductions.  Any Member Nonrecourse Deductions
               -----------------------------
for any Fiscal Year of the LLC shall be specially allocated to the Member who bears the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Treasury Regulation Section 1.704-2(i)(1).

          (g)  Code Section 754 Adjustment.  To the extent an adjustment to the
               ---------------------------
adjusted tax basis of any LLC asset pursuant to Code Section 734(b) or Code
Section 743(b) is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m)(2) or Regulations Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as the result of a distribution to a Member in complete liquidation of his, her or its Interest in the LLC, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Members in accordance with their Interests in the LLC in the event Treasury Regulation Section 1.704-1(b)(2)(iv)(m)(2) applies, or to the Members to whom such distribution was made in the event Treasury Regulation Section 1.704-1(b)(2)(iv)(m)(4) applies.

          (h)  Targeting Allocations.  The allocations set forth in this Article
               ---------------------
VIII are intended to comply with certain requirements of the Code and regulations thereunder, as well as produce final Capital Account balances that are at levels ("Target Final Balances") which would permit liquidating distributions to be made in accordance with Section 9.2 hereof (relating to distribution upon liquidation). To the extent that the allocation provisions of this Agreement would not produce the Target Final Balances, the Members are hereby authorized (in the year of liquidation, or if necessary and permissible under the Code, in immediately preceding years) to amend such provisions by allocating items of gross income, gain, income, or deduction in a manner necessary to produce such Target Final Balances.

          (i)  Code Section 704(c).  The LLC's ordinary income and losses and
               -------------------
capital gains and losses as determined for Federal income tax purposes (and each item of income, gain, loss or deduction entering into the computation thereof) shall be allocated to the Members in the same proportion as the corresponding "book" items are allocated pursuant to this Article VIII. Notwithstanding the foregoing sentence, Federal income tax items relating to "Section 704(c) Property" shall be allocated among the Members in accordance with Code Section 704(c) to take into account the difference between the fair market value and the tax basis of such
Section 704(c) Property as of the date of its contribution to the LLC or such other date as may be determined in accordance with Code Section 704(c). Items described in this Section 8.5(i) shall neither be credited nor charged to the Member's Capital Accounts to the extent already reflected therein. For purposes of this Agreement, the Members shall elect under Treasury Regulation Section 1.704-3(b)(1) to use the "traditional method" to cure book and tax disparities in Capital Accounts.

          (j) "Nonrecourse Deductions" in any Fiscal Year shall mean an amount of LLC deductions (other than Member Nonrecourse Deductions) that are characterized as "nonrecourse deductions" under Section 1.704-2(b) of the Treasury Regulations.

          (k) "LLC Minimum Gain" shall have the meaning scribed to the term "partnership minimum gain" in Regulations Section 1.704-2(d)(1).

          (l) "Member Nonrecourse Debt" shall have the meaning ascribed to the term "partner nonrecourse debt" in Regulations Section 1.704-2(b)(4).

          (m) "Member Nonrecourse Debt Minimum Gain" shall have the meaning ascribed to the term "partner nonrecourse debt minimum gain" in Regulations
Section 1.704-2(i)(2).

          (n) "Member Nonrecourse Deductions" shall mean any and all items of loss, deduction or expenditure (described in Section 705(a)(2)(B) of the Code) that, in accordance with the principles of Regulations Section 1.704-2(i)(2), are attributable to Member Nonrecourse Debt.

          (o)  Definitions.  All capitalized terms used in this Section 8.5, if
               -----------
not otherwise defined, shall have the meaning set forth in the applicable Treasury Regulations.

                                   ARTICLE IX
                                   ----------

                   DISSOLUTION AND LIQUIDATION; ALLOCATION OF
                   ------------------------------------------

                                LIQUIDATION GAIN
                                ----------------

          9.1  TERMINATION. (a) The LLC shall terminate and be dissolved upon
               -----------
the occurrence of any of the following:

               (i)    The election of any Member to terminate the LLC.

               (ii) Upon the sale of all or substantially all of the assets of the LLC and the termination of the business of the LLC.

               (iii)  The entry of a decree of judicial dissolution.

          (b) Dissolution of the LLC shall be effective on the day on which the event occurs giving rise to the dissolution, but the LLC shall not terminate until the assets of the LLC shall have been distributed as provided herein.

          9.2  (a)  DISTRIBUTION ON LIQUIDATION.  Upon the termination and
                    ---------------------------
dissolution of the LLC, the assets of the LLC shall be liquidated as promptly as possible, but in an orderly and business-like manner, and the proceeds thereof shall be applied to and distributed in the following priority:

               (i) First, to the creditors of the LLC (other than secured creditors whose obligations are assumed or otherwise transferred on the sale or distribution of LLC assets and other than Members).

               (ii) Second, to the Members in repayment of outstanding loans, if any, made by them to the LLC.

               (iii) Third, to the Members in accordance with Section 8.2(a) hereof as if such proceeds constituted Capital Items.

               (iv) Fourth, the balance shall be payable to the Members to the extent of the then balances in their respective Capital Accounts.

          (b) Subject to paragraph (d) below, the Members may choose to distribute one or more of the LLC's assets in kind rather than liquidating all or part of the LLC assets.

          (c) Immediately prior to such distribution, Capital Accounts shall be adjusted in accordance with Section 1.704-

1(b)(2)(iv)(f) of the Treasury Regulations to reflect unrealized appreciation or unrealized depreciation in the event that property is distributed to a Member pursuant to Section 9.2(b) hereof.

          (d) On liquidation of the LLC each Member shall have equal access to and right to use the mailing list of the LLC.

                                   ARTICLE X
                                   ---------

          TRANSFERABILITY OF LLC INTERESTS, THIRD PARTY OFFERS
          -----------------------------------------------------

          10.1  TRANSFERS.  The Transfer of any Interest in the LLC shall,
                ---------
except as otherwise permitted herein, be null and void.

          10.2  TRANSFEREE'S RIGHTS.  (a) Notwithstanding anything herein to
                -------------------
the contrary, subject to paragraph (c) of this Section 10.2, any Member may Transfer its Interest in the LLC with the prior written unanimous consent of the Members owning not less than two-thirds of the Interests in the LLC (including the transferring Member).

          (b) Any transferee of an Interest in the LLC pursuant to a Transfer hereunder shall receive and hold the Interest in the LLC so transferred subject to the terms and conditions of this Agreement as though a party hereto, and no Transfer of the whole or any portion of such LLC Interest shall be made to such transferee (by conveyance, operation of law or otherwise), and such transferee shall not become a substituted Member in the

LLC, unless and until he executes and delivers to the other Members a counterpart of this Agreement, and such other instruments and documents as the Members reasonably deem necessary or desirable, evidencing such transferee's agreement to be bound by all of the terms and conditions of this Agreement.

          10.3      EXPENSES OF TRANSFER; INDEMNIFICATION. All costs and
                    -------------------------------------
expenses incurred by the LLC in connection with any Transfer of a Member's Interest pursuant to this Article, including any filing and recording costs and the fees and disbursements of counsel for the LLC, shall be paid by the transferring Member or such Member's transferee. In addition, the transferring Member or such transferee shall indemnify the other Members and the LLC against any losses, claims, damages or liabilities to which such Members or the LLC may become subject arising out of or based upon any false representation or warranty made by, or breach or failure to comply with any covenant or agreement of, such transferring Member or such transferee in connection with such Transfer.

          10.4      CODE SECTION 708 LIMITATION.  If a technical termination of
                    ---------------------------
the LLC for partnership tax purposes under Code Section 708 would result in recapture, loss, reduction or deferral of a material amount of deductions or credits of the LLC or any Member under the Code, then no sale, exchange, transfer or assignment of a Member's Interest in the LLC may be made if the Interests sought to be sold, exchanged, transferred or assigned, when added to the total of all other Interests sold, exchanged, transferred or assigned, within the period of twelve (12) consecutive months prior thereto, would result in any such termination.

          10.5      THIRD PARTY OFFERS.  If at any time after the date hereof
                    ------------------
any Member receives a bona fide offer for the purchase of all (but not less than all) of the LLC's assets, then such Member shall notify the other Members in writing of the receipt of the offer.

          10.6      RIGHTS OF WITHDRAWAL.  (a) If at any time after December
                    --------------------
31st, 2002, either Member wishes to withdraw as a Member from the LLC (the "Withdrawing Member"), the Withdrawing Member shall give notice to the other Member, as the remaining Member, of the Withdrawing Member's intention to withdraw from the LLC and in such notice shall set forth its assumed fair market value (net of all authorized contractual obligations of the LLC and of any costs) for the LLC assets. Under the terms herein set forth, the Withdrawing Member must sell the LLC Interest owned by it to the remaining Member for a purchase price equal to the distribution the Withdrawing Member would have received had the LLC sold all of its assets to a third party for such assumed fair market value, had paid off all of its debts, and had distributed the assets in liquidation of the LLC. The purchase price to be paid shall be paid in cash. The remaining Member shall, within thirty (30) days after receiving notice from the Withdrawing Member, be obligated to elect either to purchase the Interest of the Withdrawing Member at the purchase price set forth in the notice, or to sell to the Withdrawing Member the Interest owned by the remaining Member, for cash in an amount equal to the product of: (a) the entire Interest owned by the remaining Member; multiplied by (b) ____________________________/1/ of the assumed fair market value of all LLC assets set forth in the notice. If the remaining Member fails to give notice to the Withdrawing Member of its intention to either purchase or sell by the expiration date, such failure shall be deemed to be notice of its election to sell the LLC Interest of the remaining Member to the Withdrawing Member at the price determined as set forth above. The closing of the purchase shall occur ninety (90) days after the expiration of the thirty (30) day period. Any closing hereunder shall be at the principal place of business of the LLC unless otherwise agreed to in writing by all of the Members. The purchase price payable at closing shall be adjusted for any debts existing between the Members.



_____________________
/1/ Pursuant to Rule 24b-2 of the Securities and Exchange Act of 1934, the confidential material has been omitted and filed separately with the Securities and Exchange Commission.

          (b) Upon the withdrawal of MANHATTAN under the terms of this Section 10.6, MANHATTAN agrees to continue to perform under the terms and conditions of the Manufacturing, Warehousing and Order Fulfillment Agreement by and between it and the LLC, except that the prices charged by MANHATTAN thereunder shall be its normal prices charged to third parties for the quantities involved.

          (c) Upon the withdrawal of NUCYCLE under the terms of this Section 10.6, NUCYCLE agrees to continue to perform under the terms and conditions of the Production Agreement by and between it and the LLC, except that the prices charged by NUCYCLE thereunder shall be its normal prices charged to third parties for the quantities involved.


                                  ARTICLE XI
                                  ----------
                              BOOKS AND RECORDS
                              -----------------

          11.1      BOOKS AND RECORDS.  The Members shall maintain full and
                    -----------------
accurate books of the LLC, showing all receipts and expenditures, assets and liabilities, profits and losses, and all other records necessary for recording the LLC's business and affairs, including those sufficient to record the allocation and distributions provided herein. All LLC financial statements shall be accurate in all material respects, shall fairly present the financial position of the LLC and the results of its operations, and shall be prepared in accordance with generally accepted accounting principles, subject in the case of quarterly statements to year-end adjustments. The Members shall elect the accounting method to be used by the LLC. Such books and records shall be open for the inspection and examination of the Members or by their duly authorized representatives upon reasonable notice and during normal business hours.

          11.2  REPORTS.  (a)  The Members shall cause the LLC to prepare
                -------
annually such necessary information to be furnished to the Members for use in preparing their respective income tax returns. Not later than March 15 of each year, the Members shall prepare and furnish to the Members the annual financial statements for the LLC for such prior Fiscal Year accurately reflecting the financial condition of the LLC and the results of the LLC's operations and containing, without limiting the foregoing, balance sheets, statements of changes in Members' capital, profit and loss statements (including each Member's allocable shares of the Net Income and Net Losses (and items thereof) of the
LLC), and statements of changes in financial position, all of which are to be verified by the accountants for the LLC.

          (b) Each year a majority in Interests of the Members may cause the following to be performed: (i) an examination to be made, at the expense of the LLC, by an independent certified accountant selected by the Members as the auditors for the LLC, covering the financial position of the LLC, and the results of its operations and the changes in its financial position for such Fiscal Year, and all matters customarily included in such examinations; (ii) the prompt delivery to the Members, of a copy of the report of such examination, stating that such examination has been performed in accordance with generally accepted auditing standards, together with the following financial statements with respect to the LLC, attested to by such accountants as being prepared in accordance with generally accepted accounting principles; and (iii) a balance sheet, an income statement and statements of changes in financial position and the Capital Account balances of the Members as of the end of and for such Fiscal Year. The annual financial statements sent to the Members shall be accompanied by a status report on the LLC's operations for the Fiscal Year covered thereby.

          (c) After the end of each Fiscal Year, the Members shall use their best efforts to cause the LLC's independent accountants to prepare and transmit to each Member, as promptly as practicable, a Federal income tax Schedule K-1 and such other tax information as may be reasonably necessary to enable such Member to prepare its Federal, state and local income tax returns relating to such Fiscal Year.

          11.3  BANK ACCOUNTS.  All funds of the LLC shall be deposited in its
                -------------
name in such checking and savings accounts or time certificates as shall be designated by the Members. Withdrawals therefrom shall be made upon signature of the Members.

          11.4      ACCOUNTING DECISIONS.  All decisions as to accounting
                    --------------------
matters shall be made by the Members.

          11.5      TAX MATTERS PARTNER. MANHATTAN shall be the "Tax Matters
                    -------------------
Partner" of the LLC as described in Code Section 6231(a)(7). MANHATTAN shall be solely responsible for handling the administrative and/or judicial proceedings involving the Internal Revenue Service or any government authority relating to any return of the LLC. MANHATTAN shall provide prompt notice to the Members of any communication to or from a Federal, state or local authority regarding any return of the LLC.

                                  ARTICLE XII
                                  -----------

                                INDEMNIFICATION
                                ---------------

          The LLC shall indemnify the Members against any loss or threat of loss as a result of any claim or legal proceedings related to the performance or non-performance of any act concerning the business or activities of the LLC in good faith within what it reasonably believed to be the scope of its authority and for a purpose for which it reasonably believed to be in the best interests of the LLC. Further, a Member shall not be liable, responsible or accountable in damages or otherwise to the other Members or the LLC for any acts performed by it under this Agreement or by law, except for any acts of fraud, gross negligence or willful misconduct.


                                 ARTICLE XIII
                                 ------------

                                  AMENDMENTS
                                  ----------
          This Agreement may not be amended without the prior written consent of all the Members.

                                  ARTICLE XIV
                                  -----------

                                 MISCELLANEOUS
                                 -------------

          14.1      FEDERAL INCOME TAX ELECTIONS.  All elections required or
                    ----------------------------
permitted to be made by the LLC under the Code (including any election under Code Section 754) shall be made by the Members in such manner as will be most advantageous to the LLC.

          14.2      MEETINGS  Meetings of the LLC may be called by the Members.
                    --------

          14.3      NOTICES.  All notices under this Agreement shall be in
                    -------
writing, duly signed by the party giving such notice, and transmitted by certified mail or by a reputable overnight courier to such Member at the address set forth in Exhibit A attached hereto or at such other address which such Member may hereafter designate in writing. Copies of all notices delivered to the Members shall be delivered to:

          Drinker Biddle & Shanley, a Pennsylvania LLP
          500 Campus Drive
          Florham Park, New Jersey 07932
          Attention:  Kevin M. Kilcullen, Esq.

          and

          Lorenza DeLuca, Esq.
          C/o NuCycle Therapy, Inc.
          1 Deer Park Drive, Suite 1h
          Monmouth Junction, New Jersey 08852

          14.4      CAPTIONS.  Section titles or captions contained in this
                    --------
Agreement are inserted only as a matter of convenience and for reference and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision hereof.

          14.5      IDENTIFICATION.  Whenever the singular number is used in
                    --------------
this Agreement and when required by the context, the same shall include the plural, and the masculine gender shall include the feminine and neuter genders.

          14.6      COUNTERPARTS.  This Agreement may be executed in any number
                    ------------
of counterparts and all of such counterparts shall for all purposes constitute one agreement binding on the parties hereto, notwithstanding that all parties are not signatory to the same counterpart.

          14.7      APPLICABLE LAW.  This Agreement shall be governed by and
                    --------------
construed in accordance with the laws of the State of New Jersey. Any dispute hereunder shall be resolved by the Courts of the State of New Jersey.

          14.8      MEMBER'S QUALIFICATION.  Anything in this Agreement to the
                    ----------------------
contrary notwithstanding, no Member, or any assignee of the interest thereof, shall be a person or entity prohibited by law from becoming such. Any assignment of any Interest in the LLC to any person or entity not meeting such standard shall be void and ineffectual and shall not bind the LLC.

          14.9      BINDING AGREEMENT.  Except as herein otherwise provided to
                    -----------------
the contrary, this Agreement shall be binding upon and inure to the benefit of the parties hereto, their personal representatives, successors and assigns.

          14.10     MERGER.  This Agreement contains the entire agreement
                    ------
between the Members and supersedes all prior and contemporaneous negotiations, understandings and agreements, written or oral, between the Members.

          IN WITNESS WHEREOF, the parties hereto, have affixed their hands and seals the day and year first above written.

                                    MEMBERS:

ATTEST:                             MANHATTAN DRUG COMPANY, INC.,
                                         a New York Corporation


           /s/                             /s/ Eric Friedman
---------------------------         ---------------------------------
                                    by: Eric Friedman, Vice President


ATTEST:                             NUCYCLE THERAPY, INC.
                                         a New Jersey Corporation


           /s/                             /s/ Burt Ensley
---------------------------         ---------------------------------
                                    by: Burt Ensley, President

                                   EXHIBIT A
                                   ---------



Member, Name and Address        Capital Accounts  Interest
------------------------------  ----------------  ---------

Manhattan Drug Company, Inc.             $500.00        50%
225 Long Avenue
Hillside, NJ 07205

NuCycle Therapy, Inc.                    $500.00        50%
1 Deer Park Drive, Suite M
Monmouth Junction, NJ
08852